Exhibit 15.1

                       Russell G. Nay, CPA
                          4278 Apex Drive
                     Las Vegas, Nevada 89147
                   Telephone:  (702) 227-8380



The Board of Directors
Great Basin Water Company

I have reviewed the accompanying balance sheet of Great Basin Water Co. as of September 30, 2000, and the related statements of income, cash flows and retained earnings for the period ended September 30, 2000, in accordance with the standards established by the American Institute of Certified
Public Accountants.  All Information included in these Financial
Statements is the representation of the management of Great Basin Water Co.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with Generally Accepted Auditing Standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying Financial Statements in order for them to be in conformity with Generally Accepted Accounting Principles.

/s/ RUSSELL NAY
Russell Nay

Las Vegas, Nevada
October 2, 2000